SULLIVAN & CROMWELL TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM
125 Broad Street New York, NY 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE

April 26, 2002

Credit and Asset Repackaging Vehicle Corporation,
   85 Broad Street,
      New York, New York 10004.

Ladies and Gentlemen:

            In connection with the registration under the Securities Act of 1933 (the “Act”) of $63,777,275 principal amount of trust certificates (the “Certificates”) to be issued by Public Credit and Repackaged SecuritiesSM (PCARS)SM Trust JPM Capital Trust I Series 2002-2 (the “Trust”) pursuant to a trust agreement (the “Trust Agreement”), to be entered into on or about May 3, 2002, between Credit and Asset Repackaging Vehicle Corporation, a Delaware corporation (the “Depositor”), and Wells Fargo Bank Minnesota, National Association, as trustee (the “Trustee”), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Credit and Asset Repackaging Vehicle Corporation	-2-

            Upon the basis of such examination, we advise you that, in our opinion, assuming that the Registration Statement continues to be effective, when the Trust Agreement has been duly executed and delivered, the terms of the Certificates and of their issuance and sale have been duly established in conformity with the Trust Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Depositor or the Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Depositor or the Trust, and the Certificates have been duly executed and authenticated in accordance with the Trust Agreement and issued and sold as contemplated in the Registration Statement, such Certificates will entitle the holders thereof to the benefits provided by the Trust Agreement.

            The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Credit and Asset Repackaging Vehicle Corporation	-3-

            We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Certificates” in the Prospectus and Prospectus Supplement forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Sullivan & Cromwell